SECURITIES  AND EXCHANGE COMMISSION WASHINGTON, D.C.  20549
                          FORM 8-K
                       CURRENT REPORT



             Pursuant to Section 13 or 15(d) of The Securities Exchange
            Act of 1934


             Date of Report:  November 2, 1994



                     UNOCAL CORPORATION
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   -(Exact name of registrant as specified in its charter)



          Delaware                   1-8483              95-3825062
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(State or other jurisdiction of     (Commission          (I.R.S. Employer
incorporation or organization)       File Number)        Identification
No.)




1201 West Fifth Street, Los Angeles, California             90017 --------
- ----------------------------------------------------------------(Address
of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code:   (213)  977-7600

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Item 5.   Other Events





       On November 2, 1994, the following news release was issued:




               UNOCAL ANNOUNCES REDUCTION IN CORPORATE STAFF -------------
               --------------------------------

     Los Angeles, November 2 -- Unocal said today that it expects to reduce its corporate staff by about 630 positions over the next two years.
   The reductions represent about a 40 percent cut in corporate staff employees. When the reductions are complete, the company expects to realize pre-tax savings of approximately $50 million per year.
     The company expects to take a one-time pretax charge of approximately $25 million in the fourth quarter 1994 for costs associated with the staff reductions that will occur over the next 12 months. This charge represents essentially all of the costs associated with the company's corporate staff reductions.
   The company made the announcement today following a four-month-long internal study of Unocal's corporate staff. The study involved approximately 1,540 employees.
      "We've downsized the company considerably over the past few years as we have focused on fewer operating businesses," said Roger C. Beach, Unocal chief executive officer. "Now we are reorganizing the support groups to reflect Unocal's current operating structure."
     Beach went on to say, "We deeply regret that we have to eliminate jobs. Employee reductions are always difficult because they affect the lives of people who have contributed much to Unocal's success. However, we felt we needed to take these aggressive steps to improve Unocal's competitive position."
     Beach noted that the study identified two ways to reduce overhead costs. First, the company will eliminate or reduce certain services. Second, some services will be outsourced, to reduce costs or increase flexibility.
     Most employees whose jobs are eliminated will be eligible for a new redeployment program established by the company. This program ensures that employees with at least two years of service remain on the payroll for a period of time while they attempt to find new jobs either with Unocal or outside employers. Following the redeployment program period, employees who have not been placed elsewhere at Unocal would be eligible for the company's normal severance package.


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                                SIGNATURE
Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                      UNOCAL CORPORATION ----------------
                                      --
                                        (Registrant)






Dated:  November 2, 1994         By:  CHARLES S. MCDOWELL
- ------------------------              ------------------------------
                                      Charles S. McDowell,
                                      Vice President and Comptroller




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